AURELIO RESOURCE CORP.

Suite 1802, 888 Pacific Street

Vancouver, B.C. Canada

V6Z 2S6

July 13, 2006

TO:	Aurelio Resources Inc.

5554 S. Prince Street

Suite 209

Littleton, CO

USA

Attention: Frederik Warnaars, President

Dear Sir:

RE:        Mineral Property Acquistion

This letter sets out the terms of the amendments to our agreement (the “Agreement”) dated April 27, 2006 as amended by letter agreement dated June 9, 2006 (the “Amending Agreement”), whereby we agreed to purchase all of the assets of Aurelio Resources Inc. In all respects the Agreement and the Amending Agreement remains in full force and effect except as follows:

1.            We will acquire all of the assets of Aurelio Resources Inc., free and clear of liabilities, other than Aurelio Resources Inc.’s one hundred percent undivided interest in 62 mining claims known as the “Austin Uranium Property, Nevada” and more particularly described as sixty-two contiguous unpatented mining claims (Austin #1 through Austin #62), each measuring 600 feet by 1,500 feet, staked in Sections 5,6,7,8,9,10 and 16, Township 18 North, Range 44 East, in the Reese River and Birch Mining Districts, Lander County, Nevada, and you will provide legal opinions satisfactory to our counsel indicating that the assets acquired are transferred to Aurelio Resource Corp.

2.            Closing of the transaction will occur on or about July 30, 2006, or such other date as we may agree.

Please sign this letter as your acknowledgement of your agreement with the above.

Aurelio Resource Corp.

Per:	/s/ signed
Authorized Signatory

Aurelio Resources Inc.

Per:	/s/ signed
Authorized Signatory